EXHIBIT 5.1

OPINION OF LATHAM & WATKINS LLP

Latham & Watkins LLP
135 Commonwealth Drive
Menlo Park, California 94025-3656

August 12, 2005

Tegal Corporation
2201 South McDowell Blvd.Petaluma,
California 94954

Re: Registration Statement on Form S-3 Up to 9,450,000 shares of common stock, par value $0.01 per share

Ladies and Gentlemen:

        We have acted as special counsel to Tegal Corporation, a Delaware corporation (the “Company”), in connection with the resale of up to (i) 6,300,000 shares of common stock (the “Shares”), par value $0.01 per share (the “Common Stock”), and (ii) 3,150,000 shares of Common Stock (the “Warrant Shares”) issuable upon the exercise of warrants issued by the Company (the “Warrants”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended, (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on August 12, 2005 (the “Registration Statement”). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus included therein, other than as to the validity of the Shares and the Warrant Shares.

        As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

        We are opinion herein only as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

        Subject to the foregoing, it is our opinion that, as of the date hereof:

    1.        The issuance and sale of the Shares has been duly authorized by all necessary corporate action of the Company, and the Shares are validly issued, fully paid and nonassessable.

    2.        The issuance and sale of the Warrant Shares has been duly authorized by all necessary corporate action of the Company, and when certificates representing the Warrant Shares in the form of the specimen certificate filed as an exhibit to the Registration Statement have been manually signed by an authorized officer of the transfer agent and registrar thereof, and have been delivered to and paid for in the circumstances contemplated by the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.

        This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Latham & Watkins LLP